UMB Financial Corporation	News Release
1010 Grand Boulevard
Kansas City, MO 64106
816.860.7000
umb.com

//FOR IMMEDIATE RELEASE//

Contact: Mandie Nelson: 816.860.5088

Investor Relations Contact: Kay McMillan, 816.860.7106

UMB Financial Announces Quarterly Dividend Increase

Kansas City, Mo. (October 25, 2011) – The Board of Directors of UMB Financial Corporation (NASDAQ: UMBF), a financial services holding company, declared at its quarterly meeting today an increase in its quarterly cash dividend of $0.205, payable on January 3, 2012, to shareholders of record at the close of business on December 9, 2011.

This represents a 5.1 percent increase, and the eleventh dividend increase since July 2003 with a total quarterly dividend increase of 105.0 percent.

About UMB:

UMB Financial Corporation (NASDAQ: UMBF) is a diversified financial holding company headquartered in Kansas City, Mo., offering complete banking, asset management, health spending solutions and related financial services to commercial, institutional and personal customers nationwide. Its banking subsidiaries own and operate banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include mutual fund and alternative investment services groups, single-purpose companies that deal with brokerage services and insurance, and Scout Investments, offering equity and fixed income investment strategies for institutions and individual investors. For more information, visit umb.com or follow us on Twitter at @UMBFinancial